Press Contact:    Nicole Anderson
Ciena Corporation
(410) 694-5700
pr@ciena.com

Investor Contact:    Gregg Lampf
Ciena Corporation
(410) 694-5700
ir@ciena.com

FOR IMMEDIATE RELEASE

Ciena Appoints Michael Nevens to Board of Directors

HANOVER, Md. - February 5, 2014 - Ciena® Corporation (NYSE: CIEN), the network specialist, today announced that T. Michael Nevens has been appointed to Ciena’s Board of Directors. Mr. Nevens also serves on the boards of directors of NetApp, Inc. and Altera Corporation.

Mr. Nevens, 64, currently serves as senior adviser at Permira Advisers, LLC, an international private equity fund with 21 billion euros of funds under management. From 1980 until 2002, Mr. Nevens held various leadership positions at McKinsey & Co, Inc., most recently as a director (senior partner) and as managing partner of the firm’s Global Technology Practice. He also served on the board of the McKinsey Global Institute, which conducts research on economic and policy issues.

“Mike brings substantial experience with a wide variety of companies and their corporate strategies, including other global, high technology companies, both as a private equity adviser and management consultant,” said Gary Smith, president and CEO of Ciena. “His expertise in the areas of strategic business planning and competitive strategy, as well as his strategic insight on corporate governance changes affecting public companies, will be valuable in assessing and executing our strategy for long-term growth.”

Mr. Nevens received a B.S. in Physics from the University of Notre Dame and a Master of Science in Industrial Administration from the Krannert School of Management at Purdue University, where he was designated a Krannert Scholar.

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About Ciena
Ciena (NYSE: CIEN) is the network specialist. We collaborate with customers worldwide to unlock the strategic potential of their networks and fundamentally change the way they perform and compete. Ciena leverages its deep expertise in packet and optical networking and distributed software automation to deliver solutions in alignment with its OPn architecture for next-generation networks. We enable a high-scale, programmable infrastructure that can be controlled and adapted by network-level applications, and provide open interfaces to coordinate computing, storage and network resources in a unified, virtualized environment. For updates on Ciena news, follow us on Twitter @Ciena or on LinkedIn http://www.linkedin.com/company/ciena. Investors are encouraged to review the Investors section of our website at www.ciena.com/investors, where we routinely post press releases, SEC filings, recent news, financial results, and other announcements. From time to time we exclusively post material information to this website along with other disclosure channels that we use.
Note to Ciena Investors
Forward-looking statements. This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to the Company as of the date hereof; and Ciena's actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risk factors disclosed in its Report on Form 10-K, which Ciena filed with the Securities and Exchange Commission on December 20, 2013. Forward-looking statements include statements regarding Ciena's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. Ciena assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.